Exhibit 5.1

Whitley LLP
Attorneys at Law

11767 Katy Freeway, Suite 425	Houston, Texas 77079-1768
(281) 206 – 0432 Telephone	(866) 512 – 7794 Facsimile

February 22, 2011

Attn.: Board of Directors
Treaty Energy Corporation
440 Louisiana, Suite 1400
Houston, Texas 77002

Re:           Opinion of counsel pursuant to Regulation S-K, Item 601

Gentlemen:

We have acted as counsel to Treaty Energy Corporation (the “Company”) in preparation of its registration statement on Form S-8 (the “Registration Statement”), which is to be filed with the Securities and Exchange Commission (“Commission”) under the Securities Act of 1933 (“Securities Act”). The Registration Statement relates to the issuance from time to time of up to 100,000,000 shares of the Company’s common stock, $0.001 par value per share (the “Stock”), pursuant to the Treaty Energy Corporation 2011 Stock Benefit Plan (the “Plan”).

In connection with rendering this opinion, we have examined the Company’s articles of incorporation (including amendments thereto), by-laws, pertinent resolutions of the Board of Directors, and the Plan.

In rendering this opinion, we have assumed the genuineness of all signatures on all documents examined by us, the due authority of the parties signing such documents, the authenticity of all documents submitted to us, and that the issuance of the Stock complies in all respects with the terms, conditions and restrictions set forth in the Registration Statement. We have further assumed that the Company will keep available out of its authorized but unissued common stock, sufficient shares to comply with the Company’s obligations pursuant to the Plan.

Based on our examination of the matters mentioned above, and subject to the limitations expressed above, we are of the opinion that the Shares issued pursuant to the Plan have been duly authorized pursuant to the Nevada General Corporation Law and, when issued and delivered in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

This opinion speaks only at and as of the date above and is based solely on the facts and circumstances known to us as of such date. In addition, in rendering this opinion, we assume no obligation to revise, update or supplement this opinion in response to any subsequent factual or legal developments.

We hereby consent to the filing of this opinion as Exhibit 5.1 (and a reference to the same as Exhibit 23.1) to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Thank you.

Very truly yours,

/s/ Whitley LLP Attorneys at Law